UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                   333-122561
                                  333-122561-01
                             Commission File Number


                              BMW FS SECURITIES LLC
                         BMW VEHICLE OWNER TRUST 2005-A
             (Exact name of registrant as specified in its charter)


                             300 CHESTNUT RIDGE ROAD
                            WOODCLIFF LAKE, NJ 07677
                            TELEPHONE: (201) 307-4000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


   ASSET BACKED NOTES: CLASS A-1, CLASS A-2, CLASS A-3, CLASS A-4 AND CLASS B
            (Title of each class of securities covered by this Form)

                                      NONE
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [_]             Rule 12h-3(b)(1)(i)    [_]
         Rule 12g-4(a)(1)(ii) [_]             Rule 12h-3(b)(1)(ii)   [_]
         Rule 12g-4(a)(2)(i)  [_]             Rule 12h-3(b)(2)(i)    [_]
         Rule 12g-4(a)(2)(ii)  [_]            Rule 12h-3(b)(2)(ii)   [_]
                                              Rule 15d-6             [X]

           Approximate number of holders of record as of the certification or notice date:

           Class A-1 Notes: 0; Class A-2 Notes: 0; Class A-3 Notes: 0;
           -----------------------------------------------------------
                      Class A-4 Notes: 24; Class B Notes: 3
                      -------------------------------------





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            Pursuant to the requirements of the Securities Exchange Act of 1934,
BMW Vehicle Owner Trust 2005-A and BMW FS Securities LLC have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


                             Signed: BMW Financial Services NA, LLC, as Servicer


Date:  January 30, 2008      By:  /s/  Kerstin Zerbst
                                 --------------------------------------
                                 Kerstin Zerbst
                                 Authorized Signatory